EXHIBIT 4.2.1

AMENDMENT NO. ONE

TO RIGHTS AGREEMENT

THIS AMENDMENT NO. ONE TO RIGHTS AGREEMENT dated as of December 16, 2005 (the “Amendment”) with respect to the Rights Agreement dated as of December 22, 2000 (herein, including all amendments, referred to as the “Agreement”) between Microsemi Corporation, a Delaware corporation (the “Company”), and Mellon Investor Services, LLC, a New Jersey limited liability company (the “Rights Agent”).

W I T N E S S E T H

WHEREAS, the Board of Directors deems it appropriate under the Agreement and in the exercise of its authority under the Agreement to approve an amendment of the Agreement prior to the Distribution Date;

NOW, THEREFORE, FOR GOOD AND VALUABLE CONSIDERATIONS, the receipt and sufficiency of which are hereby acknowledged, the Agreement is hereby amended as follows:

1. Section 3(a), the third sentence is amended and restated in its entirety as follows: “In the event that an adjustment in the number of Rights per share of Common Stock has been made pursuant to Section 11(p) hereof, at the time of distribution of the Rights Certificates, the Company shall make the necessary and appropriate adjustments, in accordance with Section 14(a) hereof, such that all fractional shares are separately and independently valid, and after aggregating all fractional Rights to be received by such holder, each holder of fractional Rights shall receive from Parent an amount pursuant to Section 14(a) hereof.”

2. Section 11(h), in the first sentence, the reference to “(calculated to the nearest one-millionth)” is amended and restated as “(calculated to the nearest one ten-millionth of a share of Preferred Stock)”.

3. Section 11(h), in the first sentence, the reference to “price” is amended and restated as “prior”, and in Section 11(p), in the first sentence, the reference to “price” is amended and restated as “prior”.

4. Section 11(i), in the third sentence, the reference to “(calculated to the nearest one-ten-thousandth)” is amended and restated as “(calculated to the nearest one ten-thousandth of a Right)”.

5. Section 14(a), the first sentence is amended and restated in its entirety as follows: “The Company shall issue fractional Rights as contemplated in Section 11(p), and such fractions of Rights as are issued pursuant thereto shall entitle the holder, in proportion to such holder’s fractional Rights, to exercise and to have all the benefits, powers and privileges of Rights under this agreement. Except as contemplated in Section 11(p), the Company shall not issue fractional Rights. Except for fractional Rights issued as contemplated in Section 11(p), each holder of Rights who would otherwise be entitled to a fraction of a Right (after aggregating all fractional Rights to be received by such holder) shall receive from Company an amount of cash without interest (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the current market value of a whole Right.”

6. Section 23(a), in the first sentence, “10%” is amended and restated as “20%”.

7. Section 23(a), after the final sentence of the section, insert “The redemption of the Rights by the Board of Directors of the Company may be made effective at such time and on such date (the “Redemption Date”), on such basis and with such conditions as the Board of Directors of the Company, in its sole discretion, may establish.”

8. Section 24(b), after the final sentence of the section, insert “Any failure to give, or any defect in, any notice of redemption shall not affect the validity of such redemption.”

9. Section 26 of the Agreement, the respective addresses for notice for the Company and the Rights Agent are amended and restated as follows:

MICROSEMI CORPORATION

2381 Morse Avenue

Irvine, California 92614

Attention: David R. Sonksen, Executive Vice President, Chief Financial Officer

MELLON INVESTOR SERVICES, LLC

400 South Hope Street

4th Floor

Los Angeles, CA 90071

Attention: Relationship Manager

With a copy to:

MELLON INVESTOR SERVICES, LLC

Newport Office Center VII

Jersey City, New Jersey 07310

Attention: General Counsel

10. Section 26, after the last sentence in Section 26, insert “The Rights Agent or the Company may, from time to time, change its address pursuant to this Section 26 upon delivery of written notice to the other party, in accordance with this Section 26.”

11. Exhibit A to the Agreement is amended as set forth in the Certificate of Amendment of Certificate of Designation of Rights, Preferences and Privileges of Series A Junior Participating Preferred Stock of Microsemi Corporation, attached hereto.

12. Except as expressly provided in this Amendment, and except for the additional terms and provisions set forth in this Amendment, the Agreement shall continue in full force and effect in accordance with its terms, and this Amendment shall be governed by such terms. This Amendment and the Agreement, as amended, supersede any other agreement or understanding concerning the subject matter hereof.

13. Capitalized terms used herein and not defined herein shall have their defined meanings as set forth in the Agreement.

14. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

15. The undersigned officers of the Company each hereby certifies, as indicated by each officer’s signature below, to the Rights Agent that the Amendment is in compliance with the terms of Section 27 of the Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. One to Rights Agreement to be duly executed all as of the day and year first above written.

MICROSEMI CORPORATION

By:	/s/ James J. Peterson
James J. Peterson, President and Chief Executive Officer

Attest: [Seal]

By:	/s/ David R. Sonksen
David R. Sonksen, Executive Vice President, Chief Financial Officer, Secretary and Treasurer

MELLON INVESTOR SERVICES, LLC

By:
Name: Title:

By:
Name: Title:

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